Exhibit 99.1

           LOGICVISION ANNOUNCES ACCELERATION OF STOCK OPTION VESTING

SAN JOSE, Calif., Oct. 28 /PRNewswire-FirstCall/ -- LogicVision, Inc. (Nasdaq: LGVN), a leading provider of yield learning capabilities that enable its customers to quickly and efficiently improve product yields, today announced that on Oct. 27, 2005, the Board of Directors of LogicVision approved accelerating the vesting of all currently unvested stock options awarded to employees, officers and directors under its stock option plans that had exercise prices greater than $2.20.

The closing price of the company's common stock on Oct. 27, 2005, the last trading day before acceleration, was $1.93. The unvested options to purchase approximately 1.5 million additional shares became immediately exercisable as a result of the vesting acceleration. Typically, stock options granted by the company vest over a four year period. The number of shares and exercise prices of the options subject to the acceleration remain unchanged.

The purpose of the accelerated vesting was to enable LogicVision to avoid recognizing in its statement of operations non-cash compensation expense associated with these options in future periods, upon the expected implementation of FASB Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment" ("FAS123R") in January 2006. As a result of the acceleration, the company expects to avoid recognition of up to approximately $1.5 million of compensation expense over the course of the original vesting period. Up to approximately $0.9 million of such compensation expense is expected to be avoided in 2006.

Restrictions will be imposed upon the sale of any shares received through the exercise of accelerated options held by officers and directors. Those restrictions will prevent the sale of any shares received from the exercise of an accelerated option prior to the earlier of the original vesting date of the option and the individual's termination of employment.

"Due to the significant impact that FAS123R would have on our earnings over the next few years we believe this acceleration of stock option vesting will benefit our shareholders. We believe this acceleration will also have a positive effect on employee morale, retention and perception of option value," said Jim Healy, president and CEO of LogicVision.

About LogicVision, Inc.

LogicVision, Inc. provides unique yield learning capabilities in the design for manufacturing space. These capabilities enable its customers, leading semiconductor companies, to more quickly and efficiently learn to improve product yields. The company's advanced Design for Test (DFT) product line, ETCreate, works together with ETAccess and SiVision yield learning applications to enable increased profit by reducing device field returns, reducing test costs, and accelerating both time to market and time to yield. LogicVision solutions are used in the development of semiconductor ICs for products ranging from digital consumer goods to wireless communications devices and satellite systems. LogicVision was founded in 1992 and is headquartered in San Jose, Calif. For more information visit: www.logicvision.com.

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FORWARD LOOKING STATEMENTS

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the amount and timing of expected compensation expense to be avoided and the expected implementation date of FAS 123R, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the possibility of additional actions by the FASB or the SEC regarding the timing and method of implementation of FAS 123R, the possibility that certain holders of incentive stock options (ISOs) may decline acceleration so as not to impact such options' ISO status and other risks detailed in LogicVision's Form 10-K for the year ended December 31, 2004, Form 10-Q for the quarter ended June 30, 2005 and from time to time in LogicVision's SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements

SOURCE  LogicVision, Inc.
    -0-                             10/28/2005
    /CONTACT: Bruce M. Jaffe, Vice President & CFO of LogicVision, Inc., +1-408-453-0146, or InvestorRelations@logicvision.com; or Christina Carrabino, +1-650-470-0200, or Christina@stapleton.com, or Alexis Pascal +1-650-470-0200, or Lexie@stapleton.com, both of Stapleton Communications, for LogicVision, Inc./
    /Web site:  http://www.logicvision.com /